Exhibit 10.1

April 27, 2009

Frank Luppino
15 Walnut Court
Needham, MA 02492

Dear Frank:

I am pleased to present our offer to you to join Anika Therapeutics, Inc. (“Anika” or the “Company”) as an employee. The terms of our offer are outlined below:

Position:  Chief Operating Officer

Description of Duties:  You will serve as an officer of the company and a key member of the corporate leadership team. You will be responsible for translating global business priorities into operational tactics. You will be directly responsible for the following functional areas: Regulatory and Clinical Affairs, Quality Systems, plus Operations. You will participate with the CEO and other top executives in formulating current and long-range strategies, objectives and global policies and translating these into tactics for the business. You also shall be responsible for performing any duties assigned to you by or under the authority of the Company that are appropriate for an individual of your experience.

Reporting To:  President and Chief Executive Officer

Employment Date:  Your anticipated start date is as soon as possible.

Rate of Pay:  $10,961.54 per bi-weekly payroll (annualized $285,000.00), subject to applicable deductions and withholdings.

Bonus Eligibility:  You will be eligible to receive a discretionary annual target bonus of up to 35% of your annualized base salary subject to determination by the Board of Directors and based on the Company’s performance and your personal performance against key objectives.  To be eligible to receive a bonus, you must be a current employee at the time that the bonus is distributed.

Stock Options:  Shortly after you commence employment and subject to the approval by the Compensation Committee of the Board of Directors, you will be granted a stock appreciation right under the 2003 Plan. The stock appreciation right covers 100,000 shares of common stock of Anika Therapeutics, and will be settled only in shares of Anika Therapeutics, Inc. at an exercise price equal to the stock’s closing price on the date of the grant.

Benefits:  You will be eligible to participate in the Anika employee benefit programs upon commencement of employment. This program currently covers comprehensive medical and dental benefits, life and disability insurance, supplemental disability insurance, and a Section 125 Plan. You will be eligible to participate in our 401(k) Savings and Investment Plan at the first enrollment date following your date of hire. Under the current terms, the 401(k) plan entitles you to contribute up to the maximum limit established by the IRS. The Company will match 100% of your contribution up to 5% of your salary or to the limit specified by the Internal Revenue Code. Your participation in the benefit plans will be governed by and subject to the plan terms as described in the official documents and Summary Plan Descriptions.

Termination of Employment:

1)  Resignation or termination for cause:  If you voluntarily resign or are terminated for cause at any time (with “cause” having the definition applied under Massachusetts common law), all compensation and benefits payable to you under this Agreement shall terminate on the date of termination of your employment.

2)  Termination without cause:  If Anika terminates your employment without cause, Anika will continue your base salary at its then current rate for twelve months (the “Severance Pay Period”), provided that you first execute a valid release of claims in a form satisfactory to the Company and you agree to comply with any reasonable requests by Anika for assistance during the Severance Pay Period.  In addition, during the Severance Pay Period, the Company also will pay the Company’s share of the premiums for continuation of medical and dental benefits under COBRA for you and your family, provided that you are eligible for such benefits under COBRA, subject to your payment of the active employee share of premium payments for such coverage.

Change in Control and Severance Agreement: Subject to the approval of the Compensation Committee of the Board of Directors, an Agreement between you and Anika Therapeutics, Inc. shall be executed providing terms pertaining to a Change in Control. The purpose of this Agreement is to reinforce and encourage your continued attention and dedication to your assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.

Vacation:  You will accrue four weeks of vacation during your first year of employment, which are subject to the terms of accrual and use set forth in Anika’s policies.

Confidentiality and Non-Competition Agreement:  You understand that as a condition of your employment, you will be required to execute Anika’s Confidentiality and Non-Competition Agreement, a copy of which is enclosed.  You further understand that the Anika Confidentiality and Non-Competition Agreement contains conditions that will survive the termination of your employment, regardless of the reason for that termination.

Arbitration:  In the event of any controversy or claim arising out of or relating to this letter agreement or otherwise arising out of your employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise), that controversy or claim shall, to the fullest extent permitted by law, be settled by arbitration under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators (or alternatively, in any other forum or in any other form agreed upon by the parties). In the event that any person or entity other than you or Anika may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision shall be specifically enforceable. Notwithstanding the foregoing, this provision shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this provision.

Background Check:  You understand and agree that all employees are subject to a background check including verification of education.  I enclose a waiver in this regard for your signature which is necessary for us to commence this check prior to your start date. This offer is conditioned on this background check being satisfactory to the Company.

At-Will Employment:  You, like everyone else at Anika, will be an at-will employee. The terms of your employment will be interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts.

Representation Regarding Other Agreements:  Finally, this offer is conditioned on your representation that you are not subject to any confidentiality or non-competition agreement or any other similar type of restriction that would affect your ability to devote full time and attention to your work at Anika Therapeutics, Inc. Upon commencement of your employment, you will be required to provide evidence that you are a U.S. citizen or national, a lawful permanent resident, or an alien authorized to work in the U.S.

If the terms of this offer are acceptable, please indicate your acceptance by signing both copies of this letter, the Anika Confidentiality and Non-Competition Agreement and the background check waiver and return one copy of each to me. Upon commencement of your employment, you will be required to provide evidence that you are a U.S. citizen or national, a lawful permanent resident, or an alien authorized to work in the U.S. I am enthusiastic about Anika’s future prospects and look forward to your leadership and contribution to the Anika team.

This offer is valid until April 30, 2009.

Sincerely,

/s/ Charles H. Sherwood

Charles H. Sherwood, Ph.D.
President and Chief Executive Officer

Agreed and accepted:

/s/ Frank Luppino                       4/28/09
Frank Luppino                            Date

Enclosures